UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 5, 2005

GENENCOR INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)

000-331167	16-1362385

(Commission File Number)	(IRS Employer Identification No.)

925 PAGE MILL ROAD, PALO ALTO, CALIFORNIA	94304

(Address of Principal Executive Offices)	(Zip Code)

(650) 846-7500 (Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

(a)(1)	On January 5, 2005, Wuxi Land Resource Administration Bureau and Genencor (Wuxi) Bio-Products Co., Ltd. (“Genencor Wuxi”) entered into a Contract Granting State-Owned Land Use Right (the “Land Use Agreement”). Genencor Wuxi is an indirect subsidiary of Genencor International, Inc. (the “Registrant”) and owns and operates a manufacturing facility in China, which serves as one of the Registrant’s eight manufacturing sites for its Bioproducts segment.

(a)(2)	Pursuant to the terms of the Land Use Agreement, Genencor Wuxi has received the right to occupy and use an approximately 90,000 square meter parcel of land in the Wuxi National New and High-Tech Industrial Development Zone to be used primarily as an industrial facility for the research, development, production and sale of, and providing post-sale technical consulting services for enzyme and other bio-engineered products. The Registrant expects to construct a new manufacturing facility on this parcel that will replace the facility currently operated by Genencor Wuxi on another site in Wuxi, China. Upon completion of the new facility, currently expected to occur in late 2006, Genencor Wuxi would surrender its use and occupation of its current facility pursuant to a separate Contract for Surrender of State-Owned Land Use Right and Acquisition of Associated Facilities also executed on January 5, 2005 by Genencor Wuxi and Wuxi Land Purchase and Reserve Center. The obligation to consummate this transaction is subject to certain conditions precedent including, but not limited to, Chinese governmental approvals and timely construction of the new facility.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENENCOR INTERNATIONAL, INC.

Dated: January 10, 2005	By:	/s/ Raymond J. Land
Raymond J. Land, Senior Vice President and Chief Financial Officer